Dentsply Sirona Announces Appointment of Mr. Brian Gladden as New Board Member Charlotte, N.C., November 2, 2023 - DENTSPLY SIRONA Inc. (“Dentsply Sirona” or the "Company") (Nasdaq: XRAY) today announced that Mr. Brian Gladden has been appointed to its Board of Directors (the “Board”), effective January 1, 2024, to fill the vacancy from Mr. Harry M. Jansen Kraemer, Jr.’s retirement on December 31, 2023. “On behalf of Dentsply Sirona and the Board of Directors, I am pleased to welcome Brian Gladden to the Board,” said Eric K. Brandt, Non-Executive Chairman of the Board. “Brian brings more than 35 years of experience with a proven track record in setting strategic vision, building world-class organizations, and driving business growth and transformation. Brian will be a valuable member of our Board and we look forward to his financial, operational and strategic contributions as we work to realize our vision of transforming dentistry to improve oral health globally.” Brian Gladden said: “I am excited to join the Board of Directors of Dentsply Sirona and I look forward to working with the Board and the leadership team.” Mr. Gladden is currently the Chief Administrative and Chief Financial Officer of Zelis Healthcare Inc., a privately-held healthcare technology company. Mr. Gladden is a private equity and Fortune 50 executive, bringing more than 35 years of experience in setting strategic vision, driving business growth and transformation and building world-class finance organizations. As a CFO, Mr. Gladden has led all aspects of the finance function, M&A, information technology, security, facilities, and corporate strategy. Before joining Zelis, Mr. Gladden was an Operating Partner with Bain Capital’s North American Private Equity team, where he worked to create equity value across the company’s portfolio of investments. Prior to Bain Capital, Mr. Gladden was CFO at public companies Mondelēz International and Dell Technologies. He began his career at General Electric, serving for nearly two decades in various senior finance and general management positions, including as President and CEO of GE Plastics and divisional CFO roles in the Plastics and Healthcare businesses. Mr. Gladden currently serves as the Chair of the Myasthenia Gravis Foundation of America and as a member of the Advisory Councils for both the Lombardo College of Business at Millersville University and the McCombs School of Business at the University of Texas – Austin. He has a Bachelor of Science in Business Administration and Finance from Millersville University. About Dentsply Sirona Dentsply Sirona is the world’s largest manufacturer of professional dental products and technologies, with over a century of innovation and service to the dental industry and patients worldwide. Dentsply Sirona develops, manufactures, and markets a comprehensive solution offering including dental and oral health products as well as other consumable medical devices under a strong portfolio of world class brands. Dentsply Sirona’s products provide innovative, high-quality and effective solutions to advance patient care and deliver better and safer dental care. Dentsply Sirona’s headquarters is located in Charlotte, North Carolina. The Company’s shares are listed in the United States on Nasdaq under the symbol XRAY. Visit www.dentsplysirona.com for more information about Dentsply Sirona and its products. Contact Information Investors: Andrea Daley Vice President, Investor Relations +1-704-805-1293 InvestorRelations@dentsplysirona.com Press: Marion Par-Weixlberger Vice President, Public Relations & Corporate Communications +43 676 848414588 marion.par-weixlberger@dentsplysirona.com